EXHIBIT 99.1

March 7, 2003

Lisa Capps
Investor Relations
WFS Financial
Phone: (949) 727-1002
Email: Investor_Relations@WFSFinancial.com

WFS Financial Announces Appointment of New Director

Irvine, CA: WFS Financial Inc (Nasdaq:WFSI), announced that Ronald I. Simon has joined ts Board of Directors as of March 3, 2003.

Mr. Simon is a Director of American Independence Corp. (Nasdaq: AMIC), a holding ompany engaged principally in the health insurance and reinsurance business, and of DS Investment Corporation, a closely held regulated investment company. Since 1970, Mr. Simon has been a senior executive of several companies including The Henley Group, Inc., Western Water Company, Softnet Systems, Inc. and Wingcast LLC. Mr. Simon has also been a director of several public companies, and in 2001 was the Acting Chairman and Chief Executive Officer of Softnet Systems, Inc, a predecessor of American Independence Corp. He is currently an independent financial consultant to various businesses.

WFS is one of the nation’s largest independent automobile finance companies. WFS pecializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers. Information about WFS can be found at its Web site at http://www.wfsfinancial.com.